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                                                                     Exhibit 2.3

                                WAIVER OF TERMS


     Reference is hereby made to the Agreement and Plan of Merger, dated
December 21, 1999 (as amended or modified to date, the "Merger Agreement"), by
                                                        ----------------
and among America Online, Inc., a Delaware corporation ("America Online"), MQ
                                                         --------------
Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of America Online ("MQ Acquisition"), and MapQuest.com, Inc. ("MapQuest"). All
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capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement. Unless otherwise specified, references herein to Sections are references to Sections of the Merger Agreement.

     America Online and MQ Acquisition each hereby waive:

          (a) the condition set forth in Section 6.2(a) with respect to any breach of the representations and warranties contained in Sections 2.7(b) and 2.10 based solely on the amendment, alteration or termination at America Online's request or direction of the contracts listed in Schedule A hereto (the "Amended Contracts");
                  -----------------

          (b) the conditions set forth in Sections 6.2(g)(i) and 6.2(g)(ii);

          (c) America Online's right to terminate the Merger Agreement pursuant to Section 7.1(g) solely due to any breach of the representations and warranties contained in Sections 2.7(b) and 2.10 based solely on the amendment, alteration or termination at America Online's request or direction of the Amended Contracts; and

          (d) America Online's right to receive the Termination Fee pursuant to
     Section 7.3(b) and America Online's right to receive the Parent Stipulated Expenses pursuant to Section 7.3(c) in each case solely due to any termination of the Merger Agreement by America Online pursuant to Section 7.1(g) solely due to any breach of the representations and warranties contained in Sections 2.7(b) and 2.10 based solely on the amendment, alteration or termination at America Online's request or direction of the Amended Contracts.

     America Online, MQ Acquisition and MapQuest each hereby waive any right to receive or any obligation to cause to be delivered "comfort" letters from the Company's Accountants or from Parent's Accountants pursuant to Section 5.12.

     America Online, MQ Acquisition and MapQuest each hereby agree that the Closing shall take place, subject to the terms and conditions of the Merger Agreement, on June 29, 2000.

     This Waiver of Terms is limited in scope, intent, effect and construction only to the matters expressly set forth above. All other provisions of the Merger Agreement and all other agreements or other documents delivered in connection with the Merger Agreement shall remain
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unmodified and in full force and effect.

Date:  May 23, 2000



                                    AMERICA ONLINE, INC.


                                    By: /s/ David M. Colburn
                                       ---------------------------
                                    Name: David M. Colburn
                                    Title: President-Business Affairs



                                    MQ ACQUISITION, INC.


                                    By: /s/ David M. Colburn
                                       ---------------------------
                                    Name: David M. Colburn
                                    Title: Senior Vice President



AGREED AND ACKNOWLEDGED:


MAPQUEST.COM, INC.


By: /s/ Michael J. Mulligan
   ------------------------------
Name: Michael J. Mulligan
Title: Chairman, CEO